EXHIBIT 10.10

PO Box 7850, MS 2550
Mountain View, CA 94039-7850

Via Overnight Delivery

February 13, 2002

Michael L. Hrastinski
____________________
____________________

Re: Separation Terms

Dear Mike:

     This letter confirms the terms of your separation from the employment of Intuit Inc. (your “Employer”) and offers you a transition package in exchange for your waiver and release of claims in favor of your Employer its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, “The Company”).

1.	Termination Date. Your resignation from employment with the Company will be effective February 15, 2002 (the “Termination Date”).

2.	Acknowledgment of Payment of Wages. On the Termination Date, we will deliver to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments due and owing to you from the Company as of the Termination Date. By accepting this final payment, you will acknowledge and agree that the Company does not owe you any other amounts.

3.	Consideration For Release. In consideration of the waiver and release of claims set forth in Paragraphs 8 and 9 below, and by your signing this Separation Agreement (“the Agreement”), the Company agrees to provide you with the following. You understand that if you do not sign the Agreement or if you revoke the signed Agreement as described in Paragraph 18 below, the Company has no obligation to provide you with any of the following:

a.	Severance Package. The Company will provide you with a lump sum payment in the amount of One Hundred Seventy-five Thousand Dollars and No Cents ($175,000.00). All normal and appropriate withholding and deductions will be applied.

4.	COBRA Continuation Coverage. Your Company provided health coverage will continue through the last day of the month in which your Termination Date occurs. If you are eligible for continued health coverage benefits and timely elect COBRA continuation, you may continue health coverage pursuant to the terms and conditions of COBRA at your own expense. Our COBRA administrator will contact you shortly. All other insured benefit coverage (e.g. life insurance, disability insurance, etc.) will end on the Termination Date.

5.	Stock Options. You hold an option granted to you on August 13, 2001 to purchase 200,000 shares of Intuit Common Stock at $30.6600 per share. As of the Termination Date, none of these shares will be vested and all 200,000 option shares will then expire never having become exercisable. Please contact Sharon Savatski at Intuit for more information on your options. Her direct dial is 650-944-6504.

6.	Return of Company Property. By signing below, you represent and warrant to the Company that you have returned to the Company any and all property or data of the Company of any type whatsoever that may have been in your possession or control. You may keep your laptop, and you agree to remove all Intuit confidential information from it immediately.

7.	Confidential Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s Confidential Information, and that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof.

8.	Waiver of Claims. The payments and agreements set forth in this Agreement fully satisfy any and all accrued salary, vacation pay, bonus pay, profit-sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company. You hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, current and former officers, agents and employees, from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had against the Company relating to any oral or written employment agreement (including, but not limited to, your July 3, 2001 As Amended employment offer letter) or relating in any way to your employment or non-employment with the Company including, without limitation, claims for wages, bonuses (including, but not limited to, Company’s Incentive Plan for Leaders), expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise.

Such rights include, but are not limited to, your rights under the following Federal and state statutes: the Employee Retirement Income Security Act (ERISA) (Pension and employee benefits); the Federal Railroad Safety Act (45 U.S.C. Section 421 et. seq.); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; and Federal Common Law; tort; wrongful discharge; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, liable, defamation, intentional or negligent infliction of emotional distress; claims for bonuses or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

You expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

9.	Waiver of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission,

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state and local human rights agencies and federal and state courts. You understand that if you believe your treatment by the Company was discriminatory, you have the right to consult with these agencies and to file a charge with them or file a lawsuit. You have decided voluntarily to enter into this Agreement, and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Age Discrimination in Employment Act of 1967 (age); the Older Workers Benefit Protection Act (“OWBPA”) (age); the Vocational Rehabilitation Act of 1973 (handicap); The Americans with Disabilities Act of 1990 (Handicap); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes of similar effect.

10.	Non-disparagement. You agree that you will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

11.	Re-Employment. You understand and agree that your employment with the Company ends on the Termination Date, that you will not be re-employed by the Company, and will not seek employment with the Company at any time. Also, you agree to not reapply in the future for any position with Intuit as a consultant or contractor.

12.	Legal and Equitable Remedies. You agree that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Company may have at law or in equity for breach of this Agreement.

13.	Arbitration of Disputes. You and the Company agree to submit to mandatory binding arbitration from any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company have to trial by jury in regard to any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, fees to be borne by the Company, subject to the provisions of Paragraph 14 (regarding attorney’s fees). This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought.

14.	Attorney’s Fees. If any legal action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

15.	Confidentiality. You agree to keep the contents, terms and conditions of this Agreement confidential and not disclose them except to your attorneys or as required by subpoena or court order. Any breach of this confidentiality provision will be deemed a material breach of this Agreement.

16.	No Admission of Liability. This Agreement is not and will not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the

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maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

17.	Review of Agreement. You may not sign this Agreement prior to your Termination Date. You may take up to twenty-one (21) days to consider this Agreement and release and, by signing below, affirm that you were advised to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective and the amounts to be given to you, identified in paragraph three (3) above, in exchange for your agreement, will not be paid until the next payroll cycle seven (7) days after Company receives the original properly signed agreement.

18.	Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

19.	Entire Agreement. This is the entire agreement between you and the Company with respect to the subject matter of this letter and supersedes all prior negotiations and agreements, whether written or oral (including, but not limited to, the July 3, 2001 As Amended employment offer letter), relating to this subject matter. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.

20.	Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by your and the Company’s authorized representatives.

21.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California. If any term of this Agreement is deemed invalid or unenforceable, the remainder of the agreement will remain in full force and effect.

If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the separation package offered please sign below no earlier than February 15, 2002 and return it to Sherry Whiteley.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS

Sincerely,

/s/ STEPHEN M. BENNETT

Stephen M. Bennett President and Chief Executive Officer

       REVIEWED, UNDERSTOOD AND AGREED:

/S/ MICHAEL L. HRASTINSKI	Date:	February 15, 2002

Michael L. Hrastinski

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